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                         July 2, 2020

       Mark Erlander
       Chief Executive Officer
       Cardiff Oncology, Inc.
       11055 Flintkote Avenue
       San Diego, California 92121

                                                        Re: Cardiff Oncology,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 26, 2020
                                                            File No. 333-239464

       Dear Mr. Erlander:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Abby
Adams at (202) 551-6902 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Life Sciences